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                                                                 Exhibit 99.2(C)



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated March 22, 2002 accompanying the consolidated financial statements of The Manufacturers Life Insurance Company (U.S.A.) and to the use of our report dated February 1, 2002 accompanying the financial statements of Separate Account A of The Manufacturers Life Insurance Company (U.S.A.), (formerly known as Separate Account Three of The Manufacturers Life Insurance Company of America) in Pre-Effective Amendment No. 1 to the Registration Statement No. 333-100597 on Form S-6 and related prospectus of Separate Account A of The Manufacturers Life Insurance Company (U.S.A.).
                                                         /s/ ERNST & YOUNG LLP


Philadelphia, Pennsylvania
December 16, 2002